Exhibit 99.1

BioSpecifics Technologies Corp. Reports Third Quarter 2012 Financial Results

LYNBROOK, NY – November 8, 2012 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S.and XIAPEX® in Europe and Eurasia, today announced its financial results for the third quarter ended September 30, 2012 and provided a corporate update.

“We are very happy with the ongoing clinical development progress for our XIAFLEX pipeline, including the recent submission of a sBLA filing by our partner Auxilium for the potential treatment of Peyronie’s disease,” said Thomas L. Wegman, President of BioSpecifics. “Additionally, Auxilium recently completed enrollment in its cellulite Phase Ib and frozen shoulder Phase IIa studies and began enrollment for its 600 patient label expansion study for Dupuytren’s contracture patients with multiple palpable cords. We look forward to reporting top-line data from each of these studies in the fourth quarter of 2012, the first quarter of 2013 and the first half of 2014, respectively. We also anticipate that we will complete enrollment in our internally-managed human and canine lipoma Phase II trials during the first half of 2013. In addition, we are very encouraged by the ongoing commercial initiatives Auxilium has implemented to continue to expand XIAFLEX sales for Dupuytren’s contracture in the U.S.”

Third Quarter 2012 Financial Results

BioSpecifics reported net income of $0.5 million for the third quarter ended September 30, 2012, or $0.07 per basic and diluted common share, compared to a net income of $0.3 million, or $0.04 per basic and diluted common share, for the same period in 2011.

Total revenue for the third quarter of 2012 was $2.4 million, compared to $1.9 million for the same period in 2011.

Royalty, mark-up on cost of goods sold, and earn-out revenues for the third quarter of 2012 were $2.3 million, compared to $1.8 million for the same period in 2011. Royalty and mark-up on cost of goods sold revenues recognized under BioSpecifics’ agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) for the third quarter of 2012 were $1.5 million, compared to $1.1 million for the same period in 2011. Royalty revenues recognized from DFB Biotech, Inc. for the third quarter of 2012 and 2011 were $0.8 million in each period.

Total licensing revenue consisting of licensing, sublicensing fees and milestones for the third quarter of 2012 and 2011 were $0.1 million in each period. These licensing fees related to cash payments received in prior years and amortized over the expected development period. Milestone payments recognized in the third quarter of 2012 were $28,500, compared to zero in the same period in 2011. In the third quarter of 2012, milestones recognized related to the Notice of Compliance (approval) by Health Canada for XIAFLEX for the treatment of Dupuytren's contracture in adults with a palpable cord in Canada granted to Actelion Pharmaceuticals Ltd. (Actelion).

Research and development expenses for the third quarter 2012 were $0.3 million, compared to $0.2 million for the same period in 2011. The increase in research and development expenses was primarily due to expenses related to BioSpecifics’ clinical development programs for XIAFLEX in human and canine lipomas.

General and administrative expenses for the third quarter of 2012 were $1.4 million, compared to $1.2 million for the same period in 2011. The increase in general and administrative expenses was due to legal fees, consulting services and third party royalty fees partially offset by lower stock based compensation.

As of September 30, 2012, BioSpecifics had cash and cash equivalents and investments of $9.0 million, compared to $8.8 million on June 30, 2012.

XIAFLEX for Dupuytren’s Contracture

Worldwide net revenues for XIAFEX, as reported by Auxilium on November 7, 2012, were $15.7 million for the third quarter of 2012, $13.2 million of which were in the U.S., representing a 29% increased over the same period in 2011.

Auxilium is currently conducting an open-label clinical trial evaluating XIAFLEX for the concurrent treatment of multiple palpable cords in approximately 600 adult patients with Dupuytren’s contracture in the U.S. This study began enrollment in the third quarter of 2012 and top-line data are expected in the first half of 2014. If successful, this study may allow Auxilium to seek a XIAFLEX label expansion from the U.S. Food and Drug Administration (FDA) for the concurrent treatment of multiple palpable cords in adult Dupuytren's contracture patients.

In the third quarter of 2012, Auxilium also completed enrollment in its Phase IV Dupuytren's contracture retreatment clinical trial. Top-line data from this study are expected in the fourth quarter of 2013.

In September 2012, Auxilium announced a safety update following 30 months of post-approval use of XIAFLEX in the U.S. for the treatment of adult Dupuytren’s contracture patients with a palpable cord, which demonstrated that there was no clinically meaningful change in the nature of events that were expected relative to the clinical trial safety profile.

Auxilium’s strategic partner Actelion expects to make XIAFLEX commercially available to adult Dupuytren’s contracture patients in Canada in the first half of 2013. In addition, Actelion expects to file for approval of XIAFLEX for the treatment of Dupuytren's contracture in Australia, Brazil and Mexico by the end of the 2012.

XIAFLEX for Peyronie’s Disease

On November 7, 2012, BioSpecifics announced Auxilium’s submission of a supplemental Biologics License Application (sBLA) to the FDA for XIAFLEX for the potential treatment of Peyronie’s disease, an excess of inelastic collagen causing penile curvature deformity. If approved by the FDA, which Auxilium anticipates by the end of 2013, XIAFLEX is expected to be the first and only biologic therapy indicated for the treatment of Peyronie’s disease.

The sBLA submission is based on data from the Auxilium’s IMPRESS (The Investigation for Maximal Peyronie's Reduction Efficacy and Safety Studies) Phase III clinical program and other controlled and uncontrolled clinical studies. In August 2012, BioSpecifics announced that additional data were presented at the Sexual Medicines Society of North America (SMSNA)/International Society for Sexual Medicine (ISSM) Joint Annual Meeting on August 27 and 29, 2012 in Chicago, IL. These data demonstrated that 58% of patients with curvature deformity of 30 to 60, and 73% of patients with curvature deformity of 60 to 90 degrees, reported that they were “very bothered” or “extremely bothered” about their condition. In addition, photographs and data were presented from a subset of IMPRESS patients involved in the first study ever to use 3-D photographic technology for 360 degree assessment of penile curvature deformity in Peyronie’s disease patients.

Additional Anticipated Milestones for XIAFLEX Pipeline

BioSpecifics is currently managing the clinical development of XIAFLEX for the treatment of human lipoma and canine lipoma in two Phase II clinical trials. BioSpecifics anticipates that it will complete enrollment for its 14 patient dose escalation Phase II trial for the treatment of human lipoma in the first half of 2013. BioSpecifics anticipates that it will also complete enrollment for Chien-804, its Phase II clinical trial evaluating 32 canines with benign subcutaneous lipomas randomized 1:1 XIAFLEX to placebo, during the same time period.

Auxilium is currently managing the clinical development of XIAFLEX for the treatment of cellulite and frozen shoulder syndrome (adhesive capsulitis). In the third quarter of 2012, Auxilium completed enrollment in its cellulite Phase Ib and frozen shoulder Phase IIa studies. Top-line data from the Phase Ib single site, open-label dose escalation study of XIAFLEX for cellulite are expected in the fourth quarter of 2012. Top-line data from the Phase IIa study of XIAFLEX for frozen shoulder are expected in the first quarter of 2013.

Auxilium and Pfizer Inc. Collaboration Termination

As reported by Auxilium on November 7, 2012, Auxilium and Pfizer Inc. have terminated their collaboration agreement for the development, commercialization and supply of XIAPEX for the treatment of Dupuytren's contracture and the potential treatment of Peyronie's disease in the European Union and certain other European and Eurasian countries to be effective as of April 24, 2013. After the termination date, rights to commercialize XIAPEX and responsibility for regulatory activities for XIAPEX in these countries will revert to Auxilium.

Webcast and Conference Call

BioSpecifics will host a conference call today at 4:30 p.m. EST to discuss these third quarter 2012 results.

In order to participate in the conference call, please dial 1-800-860-2442 (domestic) or 1-412-858-4600 (international). The live webcast can be accessed under “Calendar of Events” in the Investor Relations section of the Company’s website at www.biospecifics.com or you may use the link: http://www.videonewswire.com/event.asp?id=90670.

A replay of the call will be available one hour after the end of the conference on November 8, 2012 until 9:00 a.m. EST on November 23, 2012. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10020975. The archived webcast will be available for 90 days in the Investor Relations section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications. Injectable collagenase is currently marketed as XIAFLEX® in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord by Auxilium Pharmaceuticals, Inc. (Auxilium) and is approved for Dupuytren’s contracture in the European Union and Canada. XIAFLEX is also in clinical development for the treatment of several additional promising indications: Auxilium recently submitted a supplemental Biologics License Application (sBLA) to the FDA for XIAFLEX for the potential treatment of Peyronie’s disease based on positive results reported from its two Phase III clinical studies. Auxilium is also testing XIAFLEX for frozen shoulder syndrome (adhesive capsulitis) and cellulite in Phase IIa and Phase Ib clinical trials, respectively. BioSpecifics is currently managing the clinical development of XIAFLEX for the treatment of human lipoma and canine lipoma, which are both in Phase II clinical trials. Auxilium is currently partnered with Asahi Kasei Pharma Corporation for the development and commercialization of injectable collagenase for Dupuytren’s contracture and Peyronie’s disease in Japan and with Actelion Pharmaceuticals Ltd. for these same indications in Canada, Australia, Brazil and Mexico. Pfizer Inc. has marketing rights to XIAPEX® (the EU trade name for XIAFLEX) for Dupuytren’s contracture in 46 countries in Eurasia through April 24, 2013. For more information, please visit www.biospecifics.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements.” The forward-looking statements include statements concerning, among other things, the timing of results from Auxilium’s clinical trials for Dupuytren’s contracture (phase IIIb for concurrent treatment of multiple palpable cords and phase IV retreatment), cellulite, and frozen shoulder; the timing of the potential FDA approval, if any, of XIAFLEX for Peyronie’s disease; the timing for completing enrollment for trials for the use of XIAFLEX as a treatment of human lipoma and canine lipoma; being encouraged by Auxilium’s ongoing commercial initiatives to continue to expand XIAFLEX sales for Dupuytren’s contracture in the U.S.; the potential for Auxilium to receive approval to expand the label for Dupuytren’s contracture; the timing of making XIAFLEX available in Canada as a treatment of Dupuytren’s contracture; the timing of filing for approval of XIAFLEX for the treatment of Dupuytren’s contracture in Australia, Brazil, and Mexico; the potential for XIAFLEX to be the first and only biologic therapy indicated for the treatment of Peyronie’s disease; and the potential for XIAFLEX as a treatment in additional indications. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the ability of BioSpecifics’ partner, Auxilium, and its partners, Asahi Kasei Pharma Corporation and Actelion Pharmaceuticals Canada Inc., to achieve their objectives for XIAFLEX in their applicable territories; the potential market for XIAFLEX in a given indication, the potential of XIAFLEX to be used in additional indications, and the initiation, timing and outcome of clinical trials of XIAFLEX for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q for the first and second quarters of 2012, and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Net sales	$3,378	$1,683	$12,128	$13,457
Royalties	2,307,073	1,810,436	6,698,355	4,461,683
Licensing revenues	137,774	109,276	926,324	4,265,327
Consulting fees	-	-	-	46,667
Total Revenues	2,448,225	1,921,395	7,636,807	8,787,134

Costs and expenses:
Research and development	293,221	224,150	947,119	707,015
General and administrative	1,375,477	1,245,145	3,614,125	4,172,687
Total costs and expenses	1,668,698	1,469,295	4,561,244	4,879,702

Operating income	779,527	452,100	3,075,563	3,907,432

Other income:
Interest and other income	8,292	7,813	27,556	55,540

Income before income tax	787,819	459,913	3,103,119	3,962,972
Income tax benefit (expense)	(316,772)	(190,077)	(1,223,000)	2,567,328

Net income	$471,047	$269,836	$1,880,119	$6,530,300

Basic net income per share	$0.07	$0.04	$0.30	$1.03

Diluted net income per share	$0.07	$0.04	$0.27	$0.92

Shares used in computation of basic net income per share	6,343,210	6,362,951	6,341,031	6,337,237

Shares used in computation of diluted net income per share	6,961,652	7,085,945	6,985,290	7,133,341

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	September 30,	December 31,
	2012	2011
Cash and cash equivalents	$3,823,860	$3,196,831
Short term investments	5,190,000	5,000,000
Accounts and income tax receivable, net	3,276,526	3,481,637
Deferred tax assets (short and long-term)	2,428,545	3,047,955
Deferred royalty buydown	2,750,000	1,250,000
Working capital	12,169,287	11,970,264
Total assets	17,840,782	16,265,073
Long-term liabilities	224,673	276,520
Total stockholders' equity	16,696,443	14,872,314